UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                               BRASCAN CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    10549P606
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   May 2, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[_]   Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


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  1    NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Peter Cundill & Associates (Bermuda) Ltd.
       N/A

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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [_]
                                                             (b) [X]
-----------------------------------------------------------------------
       SEC USE ONLY
  3

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  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Bermuda

-----------------------------------------------------------------------
                  5

                       SOLE VOTING POWER

   NUMBER OF           408,800
    SHARES
 BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH
                -------------------------------------------------------
                  6

                       SHARED VOTING POWER

                       8,256,000

                -------------------------------------------------------
                  7

                       SOLE DISPOSITIVE POWER

                       8,342,800

                -------------------------------------------------------
                  8

                       SHARED DISPOSITIVE POWER

                       372,000

-----------------------------------------------------------------------
   9

        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        8,714,800

-----------------------------------------------------------------------
   10

         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES    [_]

-----------------------------------------------------------------------
   11

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.01%

-----------------------------------------------------------------------
   12

         TYPE OF REPORTING PERSON
         CO, IA (Canadian)
-----------------------------------------------------------------------

-------------------------------------------------------------------------
  1

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Peter Cundill Holdings (Bermuda) Ltd.
       N/A


-------------------------------------------------------------------------
  2

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [_]
                                                             (b)  [X]
-------------------------------------------------------------------------
  3

       SEC USE ONLY

-------------------------------------------------------------------------
  4

       CITIZENSHIP OR PLACE OF ORGANIZATION

       Bermuda

-------------------------------------------------------------------------
   NUMBER OF
    SHARES        5    SOLE VOTING POWER
 BENEFICIALLY
   OWNED BY            0
     EACH
   REPORTING
    PERSON
     WITH
                ---------------------------------------------------------
                  6

                       SHARED VOTING POWER
                       8,664,800

                ---------------------------------------------------------

                  7    SOLE DISPOSITIVE POWER
                       0

                ---------------------------------------------------------

                  8    SHARED DISPOSITIVE POWER

                       8,714,800

-------------------------------------------------------------------------
   9

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,714,800

-------------------------------------------------------------------------
   10

         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES       [_]

-------------------------------------------------------------------------
   11

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.01%

-------------------------------------------------------------------------
   12

         TYPE OF REPORTING PERSON

         HC

-------------------------------------------------------------------------

-------------------------------------------------------------------------
  1

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       F. Peter Cundill

       N/A

-------------------------------------------------------------------------
  2

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [_]
                                                             (b)  [X]

-------------------------------------------------------------------------
  3

       SEC USE ONLY


-------------------------------------------------------------------------
  4

       CITIZENSHIP OR PLACE OF ORGANIZATION
       Canada

-------------------------------------------------------------------------

   NUMBER OF      5    SOLE VOTING POWER
    SHARES
 BENEFICIALLY          50,000
   OWNED BY
     EACH
   REPORTING
    PERSON
     WITH
                ---------------------------------------------------------

                  6    SHARED VOTING POWER

                       8,664,800

                ---------------------------------------------------------

                  7    SOLE DISPOSITIVE POWER

                       0

                ---------------------------------------------------------

                  8    SHARED DISPOSITIVE POWER

                       8,714,800

-------------------------------------------------------------------------
   9

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,714,800

-------------------------------------------------------------------------
   10

         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES      [_]

-------------------------------------------------------------------------
   11

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.01%

-------------------------------------------------------------------------
   12

         TYPE OF REPORTING PERSON
         IN

-------------------------------------------------------------------------

Item 1.    (a).    Name of Issuer:  Brascan Corporation

           (b).    Address of Issuer's Principal Executive Offices:

                   BCE Place
                   181 Bay Street
                   Ontario, M5J 2T3 Canada

Item 2.    (a).    Name of Person Filing:

                     (i) Peter Cundill & Associates (Bermuda) Ltd. ("PCB")
                    (ii) Peter Cundill Holdings (Bermuda) Ltd. ("Holdings")
                   (iii) F. Peter Cundill ("Cundill")


           (b).    Address of Principal Business Office or, if none, Residence:

                   PCB and Holdings:
                   15 Alton Hill
                   Southampton SN01 Bermuda

                   Cundill:
                   Grosvenor House, Apt. 104 - Park Lane
                   London W1A 3AA England

           (c).    Citizenship or Place of Organization:

                   PCB and Holdings:  Bermuda
                   Cundill:  Canada

           (d).    Title of Class of Securities:  Class A Common Stock


           (e).    CUSIP Number: 10549P606


Item 3.            If   this    statement   is  filed   pursuant   to   sections
                   240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a)     [ ] Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o);
                   (b)     [ ] Bank as defined in section 3(a)(6) of the
                               Act (15 U.S.C. 78c);
                   (c)     [ ] Insurance company as defined in section 3(a)(19)
                               of the Act (15 U.S.C. 78c.);
                   (d)     [ ] Investment company registered under section 8 of
                               the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                   (e)     [ ] An investment adviser in accordance with
                               section 240.13d-1(b)(1)(ii)(E);
                   (f)     [ ] An employee benefit plan or endowment fund in
                               accordance with section 240.13d-1(b)(1)(ii)
                               (F);
                   (g)     [ ] A parent holding company or control person in
                               accordance with section 240.13d-1(b)(1)(ii)(G);
                   (h)     [ ] A savings associations as defined in
                               section 3(b) of the Federal Deposit Insurance
                               Act (12 U.S.C. 1813);
                   (i)     [ ] A  church  plan  that is  excluded  from  the
                               definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                   (j)     [ ] Group, in accordance with section 240.13d-1(b)(1)
                                    (ii)(J).

Item 4.            Ownership.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

           (a).    Amount beneficially owned:
                    (i)  PCB:  8,714,800
                   (ii)  Holdings:  8,714,800
                  (iii)  Cundill:  8,714,800


           (b).    Percent of class:
                     (i)  PCB:  5.01%
                    (ii)  Holdings:  5.01%
                   (iii)  Cundill:  5.01%

           (c).    Number of shares as to which the person has:

                   (1)  Sole power to vote or to direct the vote:

                          (i)  PCB:  408,800
                         (ii)  Holdings:   0
                        (iii)  Cundill:   50,000

                   (2)  Shared power to vote or to direct the vote:

                          (i)  PCB:  8,256,000
                         (ii)  Holdings:  8,664,800
                        (iii)  Cundill:  8,664,800

                   (3)  Sole power to dispose or to direct the
                        disposition of :

                         (i)  PCB:  8,342,800
                        (ii)  Holdings:  0
                       (iii)  Cundill:  0

                   (4) Shared power to dispose or to direct the disposition of:

                          (i)  PCB:  372,000
                         (ii)  Holdings:  8,714,800
                        (iii)  Cundill:  8,714,800

Item 5.     Ownership  of Five  Percent  or Less of a  Class:

                   Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another
            Person:

                   Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent
            Holding Company:

                   Not Applicable

Item 8.     Identification and Classification of Members of the Group:

                   Not Applicable

Item 9.     Notice of Dissolution of Group:

                   Not Applicable

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    PETER CUNDILL & ASSOCIATES
                                    (BERMUDA) LTD.


Date:  May 18, 2000                       By: /s/Patrick W.D. Turley
                                              ----------------------
                                          Patrick W.D. Turley
                                          Attorney-in-Fact*


                                    PETER CUNDILL HOLDINGS
                                    (BERMUDA) LTD.


Date:  May 18, 2000                       By: /s/Patrick W.D. Turley
                                              ----------------------
                                          Patrick W.D. Turley
                                          Attorney-in-Fact*


                                    F. PETER CUNDILL


Date:  May 18, 2000                       By: /s/Patrick W.D. Turley
                                             -----------------------
                                          Patrick W.D. Turley
                                          Attorney-in-Fact*


*Pursuant to Power of Attorney on file with the Commission and incorporated by reference herein.

                                    EXHIBIT 1

JOINT FILING AGREEMENT AMONG PETER CUNDILL & ASSOCIATES (BERMUDA) LTD., PETER CUNDILL HOLDINGS (BERMUDA) LTD., AND F. PETER CUNDILL

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

PETER CUNDILL & ASSOCIATES (BERMUDA) LTD., PETER CUNDILL HOLDINGS (BERMUDA) LTD., AND F. PETER CUNDILL hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.



                                    PETER CUNDILL & ASSOCIATES
                                    (BERMUDA) LTD.


Date:  May 18, 2000                 By: /s/Patrick W.D. Turley
                                        ----------------------
                                    Patrick W.D. Turley
                                    Attorney-in-Fact*


                                    PETER CUNDILL HOLDINGS
                                    (BERMUDA) LTD.


Date:  May 18, 2000                 By: /s/Patrick W.D. Turley
                                        ----------------------
                                    Patrick W.D. Turley
                                    Attorney-in-Fact*


                                    F. PETER CUNDILL


Date:  May 18, 2000                 By: /s/Patrick W.D. Turley
                                        ----------------------
                                    Patrick W.D. Turley
                                    Attorney-in-Fact*


*Pursuant to Power of Attorney on file with the Commission and incorporated by reference herein.